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                                                                   EXHIBIT 10.24


                            BONUS EXCHANGE PROGRAM


At the discretion of the Compensation and Human Resources Committee of the Board of Directors, in any year, Executive Officers may elect to forego cash payment of all of part of an earned Annual Incentive and receive instead options to purchase Company stock. The Committee believes that this election opportunity provides an excellent vehicle for expanding Executive Officer's stock ownership and identification with shareholder interests, which serves to further encourage management's commitment to long-term performance of the Company. To promote conversion elections and in recognition of the associated market risk and deferral of economic benefit, conversion is based on a formula approved by the Committee that employs a greater multiple as higher percentages of Incentive are converted.